Exhibit 99.2

Cerberus Capital Management Completes Acquisition of Staples’ European Operations

FRAMINGHAM, MA and NEW YORK CITY, February 28, 2017 – Staples, Inc. (NASDAQ: SPLS) and Cerberus Capital Management, L.P. (“Cerberus”) today announced the completion of the sale of a controlling interest in Staples’ European operations to a Cerberus affiliate. Staples, Inc. will retain a 15 percent equity interest in the business, which has been separated into a privately-held company operating under the name Staples Solutions B.V. (“Staples Solutions”). Staples’ European business consists of retail, contract, and online businesses in 17 countries generating aggregate annual sales of approximately €1.7 billion.

“With the close of this deal, Staples’ global customers with a European presence will have their business needs met through the comprehensive services Staples Solutions will offer, while we will be able to fully devote our resources to growing our business in North America,” said Shira Goodman, Chief Executive Officer and President, Staples, Inc.

“We see great value in Staples Solutions and are confident that the company’s core strengths, when combined with an unwavering commitment to its customers and suppliers and Cerberus’ hallmark operational rigor, will strengthen Staples Solutions’ position as the leading provider of workplace products, services, and solutions to small, mid-sized, and large businesses in Europe,” said Steven F. Mayer, Co-Head of Global Private Equity and Senior Managing Director of Cerberus. “We have spent months getting to know the company and working side-by-side with its management team and its associates. Today, we are even more enthusiastic about our strategy to invest in key growth areas designed to improve the company’s competitiveness, position it for long-term sustainable growth, and capture opportunities that emerge from changes in the workplace products industry.”

As previously announced, upon today’s closing, Olof Persson, an executive with Cerberus’ operations team and the former President and CEO of Volvo Group, will become Chairman of Staples Solutions. Additional board members will include:

•	Stassi Anastassov, former President and Chief Executive Officer of Global Duracell, The Procter & Gamble Company

•	John Buchta, Senior Vice President, Tax and Treasurer of Staples, Inc.

•	Chan W. Galbato, Chief Executive Officer of Cerberus Operations and Advisory Company, LLC

•	Steven F. Mayer, Co-Head of Global Private Equity and Senior Managing Director of Cerberus Capital Management, L.P.

•	Peter Ventress, former Chief Executive Officer of Berendsen plc., International President of Staples, Inc., and Chief Executive Officer of Corporate Express NV

About Staples, Inc.
Staples helps business customers make more happen by providing a broad assortment of products, expanded business services and easy ways to shop – in stores, online via mobile or through social apps. Staples Business Advantage, the business-to-business division, caters to mid-market, commercial and enterprise-sized customers by offering a one-source solution for the products and services they need, combined with best-in-class customer service, competitive pricing and a state-of-the-art ecommerce site. Headquartered outside of Boston, Staples, Inc. operates throughout North and South America, Asia, Australia and New Zealand. More information about Staples (NASDAQ: SPLS) is available at www.staples.com.

About Cerberus Capital Management, L.P.
Established in 1992, Cerberus Capital Management, L.P. is one of the world’s leading private investment firms. Cerberus has more than US $30 billion under management invested in three complementary strategies: operational private equity; global credit opportunities (including non-performing loans, corporate credit and distressed debt, mortgage securities and assets, and direct lending); and real estate. From its headquarters in New York City and network of affiliate offices in the U.S., Europe and Asia, Cerberus has the on-the-ground presence to invest in multiple asset classes globally.

Contacts

Staples, Inc.
Mark Cautela, 508-253-3832
mark.cautela@staples.com

Cerberus Capital Management, L.P.
Liz Micci, 646-495-2700
emicci@gpg.com

###